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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

McKinney, Marni f/k/a Marni M. Jakubovie
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

135 North Pennsylvania Street
--------------------------------------------------------------------------------
                                    (Street)

Indianapolis                            IN              46204
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

First Indiana Corporation (FINB)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

January 24, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |x|  Director                             |x|  10% Owner
     |x|  Officer (give title below)           |_|  Other (specify below)

     Vice Chairman_____________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |x|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                01/22/03                 J               12,000      A      $0.00(1) 158,319        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                         166        I         by
                                                                                                                           Managed
                                                                                                                           Account
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     841,301        I         by
                                                                                                                         Partnership
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     576,318        I         by Trust
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Incentive
 Stock       $14.08                                           02/17/01 02/17/04 Common     8,395           8,395    D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Incentive
 Stock       $15.67                                           02/16/02 02/16/05 Common     6,050           6,050    D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Incentive
 Stock       $17.60                                           01/20/01 01/20/05 Common     6,250           6,250    D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Incentive
 Stock       $19.18                                           01/17/03 01/17/07 Common     5,733           5,733    D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Incentive
 Stock       $19.36                                           09/29/00 02/18/03 Common     6,050           6,050    D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $7.67                                            09/29/00 02/16/04 Common     8,271           8,271    D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $7.78                                            09/29/00 04/27/05 Common     8,271           8,271     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $9.58                                            09/29/00 02/16/06 Common    14,178          14,178     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $11.28                                           01/24/97 01/23/06 Common    22,500          22,500     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $13.00                                           02/17/01 02/17/09 Common     3,703           3,703     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $14.95                                           02/16/00 02/15/09 Common     12,500         12,500     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $16.00                                           01/20/01 01/20/10 Common     18,750         18,750     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $17.44                                           01/17/03 01/17/12 Common     25,516         25,516     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $18.62                                           01/17/02 01/17/11 Common     31,250         31,250     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $19.50                                           01/22/99 01/21/08 Common     15,000         15,000     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified
 Stock       $19.54                                           11/20/03 11/20/12 Common     17,000         17,000     D
 Option                                                                          Stock
 (right
  to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Shares awarded to the Reporting person subject to forfeiture if the Corporation does not meet specified performance objectives for the three years ending December 31, 2005.
- Does not include shares acquired on behalf of the Reporting Person during 2002 under the Corporation's Employee Stock Purchase Plan, 401(k) Plan or Dividend Reinvestment Plan.
- Does not include shares acquired on behalf of the Reporting Person during 2003 under the Corporation's Employee Stock Purchase Plan, 401(k) Plan or Dividend Reinvestment Plan.



/s/ William J. Brunner                                          01/24/2003
---------------------------------------------            -----------------------
By:  William J. Brunner
For: Marni McKinney
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


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